EXHIBIT 5

[O’Melveny & Myers LLP Letterhead]

February 6, 2014

Dicerna Pharmaceuticals, Inc.

480 Arsenal Street,

Building 1, Suite 120

Watertown, MA 02472

Re:	Registration of Securities of Dicerna Pharmaceuticals, Inc.

Ladies and Gentlemen:

In connection with the registration of up to 4,369,672 shares of Common Stock of Dicerna Pharmaceuticals, Inc., a Delaware corporation (the “Company”), par value $0.0001 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, up to 1,900,000 of such Shares (the “2014 Plan Shares”) to be issued or delivered pursuant to the Dicerna Pharmaceuticals, Inc. 2014 Performance Incentive Plan, up to 1,000,000 of such Shares (the “2014 ESPP Shares”) to be issued or delivered pursuant to the Dicerna Pharmaceuticals, Inc. 2014 Employee Stock Purchase Plan, up to 1,466,522 of such Shares (the “2010 Plan Shares”) to be issued or delivered pursuant to the Dicerna Pharmaceuticals, Inc. 2010 Employee, Director and Consultant Equity Incentive Plan, as amended, and up to 3,150 of such Shares (the “2007 Plan Shares”) to be issued or delivered pursuant to the Dicerna Pharmaceuticals, Inc. 2007 Employee, Director and Consultant Stock Plan, as amended (as identified on the cover page of the Registration Statement), you have requested our opinion set forth below.

In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company we considered appropriate.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the 2014 Plan Shares, the 2014 ESPP Shares, the 2010 Plan Shares, and the 2007 Plan Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the applicable plan and relevant agreements duly authorized by and in accordance with the terms of the applicable plan, and upon payment for and delivery of the Shares as contemplated in accordance with the applicable plan and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

The law covered by this opinion is limited to the present General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP